Exhibit 99.1

Contact:

Lisa Peterson Executive Vice President and CFO 972-371-1454 lpeterson@carreker.com	Gary Samberson, SVP, Treasury and Risk Management (972) 371-1590 PH (972) 458-2567 FX gsamberson@carreker.com

Bryant R. Riley, Founder and Chairman of B. Riley & Co., Joins Carreker Board of Directors

DALLAS, TEXAS (June 27, 2006) — Carreker Corporation (Nasdaq: CANI), a leading provider of technology and consulting solutions for the financial industry, announced today that Bryant R. Riley, the founder and chairman of B. Riley & Co., Inc., has joined the Company’s board of directors as of June 26, 2006, filling a vacancy created by the resignation of a Class III director. Mr. Riley is one of Carreker’s largest shareholders, holding approximately 9.8% of shares outstanding.

B. Riley & Co., Inc. is a Southern California-based brokerage firm providing research and trading services primarily to institutional investors, and has been maintaining research coverage of Carreker Corporation since January 2006. Founded in 1997, B. Riley & Co. also has offices in San Francisco and New York. Mr. Riley is also the founder and chairman of Riley Investment Management, LLC, an investment adviser which provides investment management services. He is chairman of the board of directors of Alliance Semiconductor, Inc, and also serves on the board of directors of Aldila, Inc. Celeritek, Inc., and Mossimo, Inc., each a Nasdaq-listed company.

J. D. (Denny) Carreker, chairman and chief executive of Carreker Corporation said, “Carreker is committed to enhancing the value of the Company for all shareholders. As we pursue our examination of strategic alternatives, we now have two of our largest non-management shareholders represented on the board of directors. Bryant brings the Board significant financial expertise and business experience, particularly in strategic planning and has substantial insight into our Company from the perspective of both an investor and analyst. We look forward to his contribution.”

Simultaneously with Mr. Riley’s appointment to the Company’s board of directors, Mr. Riley and various affiliates entered into a board representation agreement with the Company, a copy of which will be filed with the Securities and Exchange Commission.

About Carreker Corporation

Carreker Corporation improves earnings for financial institutions around the world. The Company’s integrated consulting and software solutions are designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships. Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean. Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation has offices in London and Sydney. For more information, visit www.carreker.com.

Forward Looking Statements

Except for historical information, the statements in this release constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from current expectations, including but not limited to the risks and uncertainties arising out of economic, competitive, governmental and technological factors affecting the Company’s operations, markets, services, products, sales, potential sales and prices. For further information concerning certain of these risks and uncertainties, see under the caption “Risk Factors” in the Company’s most recent Form 10-K. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.